Exhibit 99.1

THE WENDY’S COMPANY CEO EMIL BROLICK ANNOUNCES MID 2016

INTENT TO RETIRE AND SUCCESSION PLANS

CFO Todd Penegor Expected to be Named Successor to Brolick after Transition Period

DUBLIN, Ohio, October 5, 2015 – The Wendy’s Company (NASDAQ: WEN) today announced that President and Chief Executive Officer Emil Brolick plans to retire from management duties with the Company in May 2016. He is expected to be succeeded in the President and CEO role by current Executive Vice President, Chief Financial Officer and International Todd Penegor. The transition of these duties is anticipated to begin in the first quarter of 2016. Brolick is expected to continue to serve on the Company’s Board of Directors upon his retirement to ensure continuity of leadership and strategic focus for the Company. The Company is currently conducting an external search for a new CFO.

Brolick has served in his role since September 2011, and previously spent 12 years with the Company from 1988 to 2000 in various leadership roles.

“Since returning to Wendy’s four years ago, Emil Brolick has guided The Wendy’s Company to a path of profitable and sustainable growth, while transforming one of America’s most iconic brands,” said Nelson Peltz, Chairman of the Board of Directors. “We are grateful for Emil’s service, and thrilled that we will continue to benefit from his strategic guidance as a member of the Board.”

Peltz continued, “The Board of Directors is also incredibly confident in Todd Penegor assuming the President and CEO role after Emil’s retirement. We have worked extensively with Todd over the past two years. His leadership skills, strategic vision for the brand, and sharp financial acumen will continue to serve Wendy’s shareholders well.”

Penegor joined the Company in June 2013 and has served as Executive Vice President, Chief Financial Officer and International of the Company since December 2014. He previously served as Senior Vice President and Chief Financial Officer of the Company from September 2013 to December 2014. Prior to joining the Company, Penegor worked at Kellogg Company, a global leader in food products, from 2000 to 2013, where he held several key leadership positions, including Vice President of Kellogg Company and President of U.S. Snacks from 2009 to June 2013, Vice President and Chief Financial Officer of Kellogg Europe from 2007 to 2009, and Vice President and Chief Financial Officer of Kellogg USA and Kellogg Snacks from 2002 to 2007. Prior to joining Kellogg Company, Penegor worked for 12 years at Ford Motor Company in various positions, including strategy, mergers and acquisitions, the controller’s office and treasury.

At Wendy’s, Penegor has been instrumental in leading some of the Company’s most successful growth initiatives of the past two years, including the Image Activation restaurant development program; System Optimization, which includes the sale of Company restaurants in the U.S. and Canada to franchisees as part of a strategy to help accelerate the brand’s expansion; the 2015 Whole Business Securitization and the Company’s several share repurchase transactions. In late 2014, Penegor also took responsibility for the Company’s International division.

Penegor’s history with the Wendy’s brand dates back to his childhood, when his father became a Wendy’s franchisee with one restaurant in Iron Mountain, Michigan. Penegor received his bachelor’s degree in accounting and an MBA in finance from Michigan State University. He is also a member of the financial advisory board of Michigan State University.

Penegor said, “I am honored to lead this great brand, and I’m grateful that we will continue to have the benefit of Emil’s expertise as a member of our Board of Directors. With the highly qualified leadership team that Emil has assembled, and a franchise community that is actively engaged in the growth of the brand, The Wendy’s Company is well-positioned for future growth and success. I am both excited and humbled by this opportunity.”

Brolick said, “Serving our customers, employees, franchisees and shareholders has been one of the greatest privileges in my life. I feel honored to have been chosen as a steward of Dave Thomas’ great legacy for the Wendy’s family, and I could not be more confident in Todd Penegor as the President and CEO of The Wendy’s Company. I believe Wendy’s best days are yet to come.”

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes approximately 6,500 franchise and Company-operated restaurants in the United States and 28 countries and U.S. territories worldwide. For more information, visit aboutwendys.com or wendys.com.

David D. Poplar, Vice President of Investor Relations, (614) 764-3311, david.poplar@wendys.com; Bob Bertini, Senior Director of Media Relations, (614) 764-3327, bob.bertini@wendys.com